NEWS RELEASE

FOR IMMEDIATE RELEASE

JAYHAWK ENERGY INC ADDS MARSHALL DIAMOND-GOLDBERG TO BOARD OF DIRECTORS

Post Falls, Idaho - July 31, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) welcomes Marshall Diamond-Goldberg as a new member of JayHawk’s Board of Directors.  With the appointment of Mr. Diamond-Goldberg, JayHawk’s Board of Directors now comprises four independent directors and one executive director.

Mr. Diamond-Goldberg is a seasoned geologist with over 25 years experience and expertise in the oil and gas arena.  His extensive working knowledge and particular focus in the Williston Basin will serve as a great asset to JayHawk’s current business initiatives as the Company has leaseholds and production on 15,500 gross acres for development in this area.  Mr. Diamond-Goldberg’s most recent positions included President of Strand Resources, Ltd., which was sold earlier this year.  Additionally, he was co-founder of Trend Energy, Inc., which was sold in 2004. He was also a co-founder and President of Manhattan Resources, Ltd., which ultimately became a part of Fairborne Energy Trust.  Prior to the above, Mr. Diamond-Goldberg held senior geological posts with Imperial Oil Resources, Ltd., Texaco Canada Resources, Ltd., Tiber Energy Corporation and Suncor Energy, Ltd.  His contributions have been instrumental in assisting companies from startup levels, through the drill bit, to point of sale.

“It is my pleasure to welcome Mr. Diamond-Goldberg to our distinguished Board.  In our effort to build a solid foundation from which we can thrive, we continue to pursue the most qualified individuals with the vision to broaden our corporate horizon and the knowledge to lead our management initiatives,” Lindsay Gorrill, President & CEO of JayHawk Energy, said.  “Mr. Diamond-Goldberg’s tremendous experience and personal integrity will prove invaluable to the Company as we continue to execute on our business plan.”

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Barry Gross
Gross Capital, Inc.
Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.